UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2008

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	00-22752	88-0218876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

920 Pilot Road Las Vegas, NV	89119
(Address of principal executive offices)	(Zip Code)

(702) 896-3890

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02;	Appointment of Principal Officers

(c) The Company has appointed Andrea Wear, 49, to become the Company’s Vice President of Finance and Chief Accounting Officer, effective as of May 14, 2008. Ms. Wear has approximately 20 years of professional accounting experience. From 1988 to 1997, she served in executive and accounting management roles with Temple-Inland, Inc. and its subsidiaries. From 1998 to 1999, she worked with RHI Management Resources as a financial management consultant. From 2000 to 2005, Ms. Wear was a senior manager with Deloitte and Touche LLP. In 2005, she joined the Company as financial reporting manager, and in 2007 was promoted to Vice President of Finance. She holds a bachelor’s degree summa cum laude in Accounting from St. Edward’s University in Austin, Texas, and has been a certified public accountant for 17 years. The Company has entered into an Employment Agreement with Ms. Wear, dated May 15, 2008 (the “Agreement”). Pursuant to the Agreement, Ms. Wear is to receive a base salary of $175,000 per annum. In the event Ms. Wear is terminated other than for “Cause” as defined in the Agreement, or if Ms. Wear should resign for “Good Reason” as that term is defined in the Agreement, the Company shall pay to her a sum equal to her base salary for the most recent calendar year as of the date of termination. Ms. Wear also has a “Change in Control” provision in the Agreement, under which a “Change in Control” would entitle her to a sum equal to her base salary for the most recent completed calendar year. Alternatively during the thirteenth month following a “Change in Control”, Ms. Wear shall be entitled to terminate the Agreement and receive a sum equal to the amount she would otherwise be entitled to pursuant to termination by the Company other than for cause at the time of such election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

Date: May 20, 2008	/s/ Heather A. Rollo
Heather A. Rollo Executive Vice President, Chief Financial Officer and Treasurer